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                                                                   Exhibit 10.13

[ALTUS LETTERHEAD]

April 4, 2006

Lauren Sabella
[ADDRESS]

Dear Lauren:

We are pleased you have accepted our offer for the position of Vice President Commercial Development reporting to me. We offer you a biweekly salary of $10,192.31, which equates to an annualized salary of $265,000. In addition to your base salary, you will have an opportunity to earn an annual bonus of up to 35% based on achieving mutually established performance objectives. Our offer to you also includes Stock Options of 160,000 shares of Altus common stock. Shares will vest quarterly over a four-year schedule, in accordance with plan documents, so long as you remain an employee. Your exercise price will be the common stock price in effect on your first day of employment.

You will also be eligible for a Sign-On Bonus of $100,000 to be paid within 30 days of your hire. Should you voluntarily terminate your employment before the first anniversary of the Commencement Date, the full amount of the bonus will be repaid by you to the Company. Should you voluntarily terminate your employment on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date, one-half of the bonus will be repaid by you to the Company. In addition, should the Special Incentive Bonus from your current employer exceed $100,000 and which you are not eligible to receive if you leave, you will be eligible for up to but not exceeding an additional $50,000 as a Sign on Bonus with the same terms. We feel this is an opportunity that will offer you a satisfying position in a challenging growth environment.

To assist you with your transition to Massachusetts, we will provide you with corporate housing for one year. If you leave the company within one year you are responsible to reimburse the company for that expense. After the completion of one year of service we will review and evaluate our ongoing provision of corporate housing.

Altus offers a competitive and comprehensive benefits program. All employees are eligible to participate in the program, which includes group health, dental, life, and long and short-term disability insurance. You are also eligible to participate in our matching 401k plan, in accordance with plan guidelines. Employees also receive generous vacation time, of which you are eligible to receive five (5) weeks vacation. The company also provides for personal time and observed as well as floating holidays.

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Lauren Sabella
April 3, 2006
Page 2


Your employment is subject to your agreement to Altus's standard employee non-disclosure and inventions agreement. We have included a copy of the agreement as an attachment to this offer. Please bring the signed copy with you on your first day.

The Federal government requires that we verify the employment eligibility of all new employees. On your first day, please bring two forms of identification (valid driver's license, original birth certificate, passport, original social security card, etc) demonstrating you are legally eligible to work in the United States. This information is required to complete the INS (Immigration and Naturalization Service) form I-9.

We look forward to you beginning employment with us on Monday, May 1, 2006. Once you have had an opportunity to review the above information, please let us know it is acceptable to you by signing below and returning one copy of this letter.

Lauren, everyone who has met you is enthusiastic about your capabilities and feels confident that Altus will afford you a challenging and rewarding career. We look forward to having you join us. Please feel free to contact me or Rose Villandry at (617-299-2813) with any questions or if you need additional information.

Sincerely,


/s/ Sheldon Berkle
-------------------------------------
Sheldon Berkle
President & CEO


I accept the terms of employment offered in this letter.


Signature: /s/ Lauren Sabella
           --------------------------

Date: April 9, 2006

SSN: [SOCIAL SECURITY NUMBER]

Attachments: 1. Non-Disclosure and Inventions Agreement